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Contact:    Brian Bender                  John Hough
            Chief Financial Officer       The Rockey Company
            Egghead, Inc.                 509-891-4858 (August 14 only)
            509-891-4858                  206-728-1100 or jhough@rockey-
                                          seattle.com

                                                           FOR IMMEDIATE RELEASE

                         EGGHEAD SHAREHOLDERS APPROVE MERGER
         COMPANY AIMS FOR LEADERSHIP IN "OFF-PRICE" COMPUTER PRODUCTS MARKET


SPOKANE (Wash.), August 14, 1997 -- Shareholders of Egghead, Inc. (Nasdaq: EGGS) today approved a merger with closely held Surplus Software, Inc. (dba Surplus Direct) in a move that will significantly expand the company's business opportunities. The merger became effective today following approval by the shareholders of both companies.

George Orban, Egghead chairman and CEO, said, "This merger is a pivotal step in the company's restructuring. We believe that the combination creates synergies in management and strategic business options and that it will open new opportunities for Internet commerce, marketing, retail distribution and product procurement.

"We believe that the combined strength of the two companies gives Egghead an opportunity to become a leader again. The fastest growing channels of distribution for PC hardware and software are the superstore channel, the mail order channel and the Internet. This merger with Surplus Direct, a young company which markets close-out and surplus merchandise via the Internet and catalogs, gives us better opportunities to participate in each of the three channels, and become a key player in the fast-growing `off price' segment."

Jonathan Brodeur, president of Surplus Direct said, "Together we will combine our strengths and resources to create a stronger business model. We're confident this merger will enhance our online and catalog services, bringing a wider variety of shopping options to our combined customer base which includes 5 million Egghead Cue-TM- cardholders."

Egghead, with revenues of $360.7 million for fiscal year 1997, has a nationwide consumer franchise as a reseller of personal computer hardware and software through 86 retail stores, 1-800 Egghead and an Internet site (www.egghead.com). In November 1996, the company became one of the first major computer products retailers to deliver software programs over the Internet directly to customers' computers.

Surplus Direct is a direct marketer of previous-version computer hardware and software. It operates an Internet commerce site (www.surplusdirect.com), a catalog business and an Internet auction site (www.surplusauction.com).

Since its inception in 1992, Surplus Direct's sales have grown from $974,000 to $59 million. Surplus Direct believes, based on data from P.C. Meter, a New York research firm that tracks Internet usage, that its web site is the most frequented Internet shopping site for computer related items in the contiguous United States.

Prior to the merger, the companies were joint venture partners in Egghead Computer Surplus, a warehouse retail store in Portland, Oregon.


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The merger was approved by 93 percent of the Egghead shares voted and 100 percent of Surplus Direct's shares voted. The transaction, which involved the issuance of 5.6 million Egghead common shares, is valued at $36.3 million based on the average daily closing price of Egghead shares over the past 30 days. The price includes repayment by Egghead of approximately $6.0 million of Surplus Direct's debt. Surplus Direct CEO Greg Boudreau and President Jon Brodeur join the Egghead board of directors today. Surplus Direct shareholders will own approximately 24 percent of the outstanding shares of Egghead, Inc. if all Surplus Direct stock options to be assumed by Egghead are exercised.

Note: This news release contains forward-looking statements that involve risks and uncertainties, including risks related to the highly competitive nature of the computer products retailing industry, the seasonality and quarterly fluctuation of financial results, the early stage of the company's new store format, the dependence of the company's sales on the purchase and use of personal computers and software, and the risks detailed in the company's SEC reports, including the report on Form 10-K for the year ended March 29, 1997. Actual results may differ materially.


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